Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2013 EPS OF $0.03

~ Q1 FY13 Operating Profit of $1.2 Million Exceeds Previous Guidance ~

~ Three Consecutive Quarters of Q1 Earnings Improvement ~

New York, New York — May 23, 2013 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 519 retail stores, today announced results for the first quarter ended May 4, 2013.  For the first quarter of fiscal year 2013, net sales were $227.5 million, as compared to $227.7 million for the first quarter of fiscal year 2012.  Comparable store sales for the first quarter of fiscal year 2013 decreased 2.0%, as compared to a decrease of 2.9% in the prior year’s first quarter.

Operating income for the first quarter of fiscal year 2013 was $1.2 million, reflecting an improvement from the prior year’s first quarter operating loss of $0.1 million and three consecutive years of first quarter earnings improvement, resulting in positive earnings for the period.

Net income for the first quarter of fiscal year 2013 was $1.6 million, or $0.03 per diluted share, and included a $0.6 million income tax benefit related to the reversal of an uncertain tax position.  This compares to the prior year’s net loss of $0.2 million, or breakeven per diluted share.  The Company’s income tax provision reflects the continuing impact of its deferred tax valuation allowance.

Gregory Scott, New York & Company’s CEO, stated:  “We are pleased to report a profitable first quarter.  Our results mark the third consecutive year in which we have delivered an improved operating performance in the first quarter, despite a slow start to the season.  As we progressed through the quarter, our team immediately addressed a difficult business trend by capitalizing on product opportunities and introducing traffic generating events.  This led to an improvement in sales as the quarter progressed and produced expansion in gross profit and operating income, which exceeded our guidance.  We were particularly pleased with our customers’ response to our Easter event and the pre-Mother’s Day selling period and we saw continued strength in our wear-to-work category, along with momentum in denim.  We are making progress on our six keys to success and expect that the implementation of our targeted strategies will allow us to deliver another year of operating performance improvement in fiscal 2013.”

During the quarter the Company accomplished the following:

•                        The Company’s eCommerce business produced continued growth with sales increasing 17.0% from the year-ago period.

•                        Outlets continue to be a highly productive and profitable channel for the Company and grew to 8.5% of total sales in the first quarter of fiscal year 2013 versus 5.8% in the same period last year.

•                        Gross profit as a percentage of net sales improved by 90 basis points versus the prior year period, marking the Company’s third consecutive year that gross profit increased and expanded as a percentage of net sales in the first quarter.  This resulted from continued improvement in initial markups reflecting sourcing efficiencies and product cost improvements, which resulted in the

Company’s best merchandise margin performance as a percentage of net sales in the first quarter since fiscal year 2009.

•                  Selling, general and administrative expenses were up slightly compared to the prior year period reflecting investments to support the Company’s growing eCommerce and Outlet businesses.

•                  Total quarter-end inventory declined by 13.0%, as compared to the end of last year’s first quarter.  Inventory per average store at the end of the first quarter decreased 9.4%.  The retail value of on-hand inventory per average store decreased 5.2%.

•                        The Company ended the quarter with $39.5 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                        The Company opened one new Outlet store, remodeled three existing stores and closed one store, ending with 519 stores, including 45 Outlet stores, and 2.7 million selling square feet in operation.

•                        Capital spending for the first quarter of fiscal year 2013 was $3.0 million, as compared to $5.9 million in last year’s first quarter.  The $3.0 million of capital spending represents the opening of one new store, remodeling of three existing locations and, to a lesser extent, investments in information technology, including the Company’s eCommerce replatform project.

Outlook

Regarding expectations for the second quarter of fiscal year 2013, the Company provided the following:

•                        The Company expects positive low to mid single-digit comparable store sales for the second quarter of fiscal year 2013, while the Company expects to have 25 fewer stores in operation compared to the second quarter of fiscal year 2012.

•                        Gross margin is expected to increase between 100 and 200 basis points from the prior year’s rate driven by a combination of higher initial markups reflecting sourcing efficiencies and product cost improvements, along with lower levels of markdowns.

•                        Selling, general and administrative expenses as a percentage of net sales are expected to be up less than 100 basis points versus the prior year’s second quarter reflecting investments necessary to support the Company’s growing eCommerce and Outlet businesses.  As previously disclosed, year-ago selling, general and administrative expenses were partially offset by a $1.1 million benefit from insurance recoveries, which are not expected to recur in fiscal year 2013.

•                        Operating results for the second quarter of fiscal year 2013 are projected to range between breakeven and an operating loss of $4 million, as compared to an operating loss of $4.4 million in the year-ago period, reflecting the impact of 25 fewer stores in operation since last year’s second quarter.  As previously disclosed, last year’s operating loss included the benefit of insurance recoveries of $1.1 million which reduced the prior year loss.

•                        The Company expects the effective tax rate for the second quarter and full fiscal year 2013 to be approximately 0% excluding certain required state and local taxes which are expected to be approximately $0.2 million per quarter.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010, offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate.

•                        The Company expects total inventory at the end of the second quarter of fiscal year 2013 to be up by a low single-digit percentage versus the end of the second quarter of last year.  Inventory per average store at the end of the second quarter is planned to be up by a high single-digit percentage to support the Company’s signature pant and denim event in August.

•                        Capital expenditures are expected to be approximately $7 million for the second quarter of fiscal year 2013 primarily reflecting continued investments in the Company’s information technology infrastructure, including the replatforming of its eCommerce site.  This compares to $3.7 million of capital expenditures in the second quarter of last year.  Depreciation expense for the second quarter of fiscal year 2013 is estimated at $9 million.

•                        During the second quarter of fiscal year 2013, the Company expects to open one new store, remodel two existing locations, and close eight stores, ending the second quarter of fiscal year 2013 with 512 stores, including 45 Outlet stores.

•                  The Company does not anticipate the need to borrow under its credit facility during the second quarter of fiscal year 2013.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2013 results is scheduled for today Thursday, May 23, 2013 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (888) 417-8516, referencing conference ID number 7869628, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available until midnight on May 30, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 7869628.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 519 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 4, 2013	% of net sales	Three months ended April 28, 2012	% of net sales
Net sales	$227,483	100.0%	$227,736	100.0%

Cost of goods sold, buying and occupancy costs	161,149	70.8%	163,186	71.7%

Gross profit	66,334	29.2%	64,550	28.3%

Selling, general and administrative expenses	65,117	28.7%	64,626	28.3%

Operating income (loss)	1,217	0.5%	(76)	0.0%

Interest expense, net of interest income	89	0.0%	90	0.0%

Income (loss) before income taxes	1,128	0.5%	(166)	0.0%

(Benefit) provision for income taxes	(466)	(0.2)%	45	0.1%

Net income (loss)	$1,594	0.7%	$(211)	(0.1)%

Basic income (loss) per share	$0.03		$(0.00)

Diluted income (loss) per share	$0.03		$(0.00)

Weighted average shares outstanding:
Basic shares of common stock	61,970		61,302
Diluted shares of common stock	62,704		61,302

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales decrease (a)	(2.0)%	(2.9)%
Net sales per average selling square foot (b)	$84	$79
Net sales per average store (c)	$438	$424
Average selling square footage per store (d)	5,236	5,329

(a)         A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store are included in comparable store sales. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

(b)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(c)          Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(d)         Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 4, 2013	February 2, 2013	April 28, 2012
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,471	$60,933	$29,481
Accounts receivable	14,607	8,216	11,228
Income taxes receivable	484	488	475
Inventories, net	84,701	80,198	97,413
Prepaid expenses	22,287	21,467	21,398
Other current assets	1,011	954	1,091
Total current assets	162,561	172,256	161,086

Property and equipment, net	91,944	97,960	112,408
Intangible assets	14,879	14,879	14,879
Deferred income taxes	6,695	6,755	4,361
Other assets	798	830	929
Total assets	$276,877	$292,680	$293,663
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$66,227	$74,410	$69,924
Accrued expenses	43,791	51,158	53,514
Income taxes payable	610	989	3,043
Deferred income taxes	6,695	6,755	4,361
Total current liabilities	117,323	133,312	130,842

Deferred rent	47,085	48,834	56,748
Other liabilities	3,696	4,282	4,959
Total liabilities	168,104	186,428	192,549

Total stockholders’ equity	108,773	106,252	101,114
Total liabilities and stockholders’ equity	$276,877	$292,680	$293,663

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended May 4, 2013	Three months ended April 28, 2012

Operating activities
Net income (loss)	$1,594	$(211)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,012	8,735
Amortization of deferred financing costs	30	30
Share-based compensation expense	1,057	1,108
Changes in operating assets and liabilities:
Accounts receivable	(6,391)	(3,959)
Income taxes receivable	4	2
Inventories, net	(4,503)	(16,085)
Prepaid expenses	(820)	(341)
Accounts payable	(8,183)	(2,373)
Accrued expenses	(7,367)	(1,632)
Income taxes payable	(379)	(21)
Deferred rent	(1,749)	(379)
Other assets and liabilities	(819)	(382)
Net cash used in operating activities	(18,514)	(15,508)

Investing activities
Capital expenditures	(2,996)	(5,863)
Net cash used in investing activities	(2,996)	(5,863)

Financing activities
Proceeds from exercise of stock options	48	65
Net cash provided by financing activities	48	65

Net decrease in cash and cash equivalents	(21,462)	(21,306)

Cash and cash equivalents at beginning of period	60,933	50,787
Cash and cash equivalents at end of period	$39,471	$29,481